Exhibit 5.1

March 24, 2011

Dycom Investments, Inc.
11770 U.S. Highway 1, Suite 101
Palm Beach Gardens, Florida 33408

Dycom Investments, Inc.

Ladies and Gentlemen:

We have acted as counsel to Dycom Investments, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-4 (the “Registration Statement”) with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of the Company’s 7.125% Senior Subordinated Notes due 2021 (the “Exchange Notes”) and the full and unconditional guarantees as to the payment of principal and interest on the Exchange Notes (the “Exchange Note Guarantees”) by Dycom Industries, Inc., a Florida corporation (the “Parent”), and each of the other entities listed on Schedule A hereto (collectively, the “Subsidiary Guarantors,” and, together with the Parent, the “Guarantors”).  Pursuant to the prospectus forming a part of the Registration Statement (the “Prospectus”), the Company is offering to exchange (the “Exchange Offer”) up to $187,500,000 aggregate principal amount of Exchange Notes for a like amount of its outstanding 7.125% Senior Subordinated Notes due 2021 issued on January 21, 2011 (the “Old Notes”), which have not been registered under the Securities Act, and to exchange the Exchange Note Guarantees for the full and unconditional guarantees as to the payment of principal and interest on the Old Notes by the Guarantors.  The Exchange Notes and the Exchange Note Guarantees will be registered under the Securities Act as set forth in the Registration Statement and will be issued upon consummation of the Exchange Offer pursuant to an indenture, dated as of January 21, 2011 (the “Indenture”), among the Parent, the Company, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).

In our capacity as counsel to the Company, we have reviewed originals or copies of the following documents:

(a)	The Indenture, including the Exchange Note Guarantees.

(b)	A specimen of the Exchange Notes.

The documents described in the foregoing clauses (a) and (b) are collectively referred to herein as the “Opinion Documents.”

We have also reviewed the following:

(a)	The Registration Statement.

(b)	The Prospectus.

(c)	The exchange and registration rights agreement, dated as of January 21, 2011, among the Company, the Guarantors and the Purchasers named therein.

(d)
Originals or copies of such other corporate records of the Company and the Guarantors, certificates of public officials and of officers of the Company and the Guarantors and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our review of the Opinion Documents and other documents, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	As to matters of fact, the truthfulness of the representations made in the Opinion Documents and in certificates of public officials and officers of the Company and the Guarantors.

(e)
That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company and the Guarantors, enforceable against each such party in accordance with its terms.

(f)	That:

(i)            each of the Company and the Guarantors is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(ii)           each of the Company and the Guarantors has the power and authority (corporate or otherwise) to execute, deliver and perform, and has duly authorized, executed and delivered (except to the extent Generally Applicable Law is applicable to such execution and delivery), the Opinion Documents to which it is a party.

(iii)           The execution, delivery and performance by each of the Company and the Guarantors of the Opinion Documents to which it is a party have been duly authorized by all necessary action (corporate or otherwise) and do not:

(A)    contravene its respective certificate or articles of incorporation, limited liability company agreement, bylaws or other organizational documents;

(B)     except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

(C)      result in any conflict with, or breach of any agreement or document binding on it.

(iv)         Except with respect to Generally Applicable Law, no authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by any of the Company or the Guarantors of any Opinion Document to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including the rules and regulations promulgated thereunder or pursuant thereto) that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Guarantors, the Opinion Documents or the transactions governed by the Opinion Documents, and for purposes of  assumption paragraph (f) above and our opinion in paragraph 1 below, the General Corporation Law of the State of Delaware.  Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Guarantors and the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that (i) the Indenture has been duly executed and delivered by the Company and is the legal, valid and binding obligation of each of the Company and the Guarantors, enforceable against each of them in accordance with its terms; (ii) the Exchange Notes have been duly authorized and when the Exchange Notes have been duly executed and delivered by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and if and when issued upon consummation of the Exchange Offer as set forth in the Registration Statement, the Exchange Notes will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture and (iii) when the Exchange Note Guarantees have been duly executed and delivered by the Guarantors upon consummation of the Exchange Offer as set forth in the Registration Statement, each Exchange Note Guarantee will be the legal, valid and binding obligation of the Guarantor which issued such Exchange Note Guarantee, enforceable against such Guarantor in accordance with its terms and entitled to the benefits of the Indenture.

Our opinions expressed above are subject to the following qualifications:

(a)
Our opinions are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers).

(b)
Our opinions are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)	Our opinions are limited to Generally Applicable Law and we do not express any opinion herein concerning any other law.

This opinion letter is rendered to you in connection with the Exchange Offer.  This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

This opinion letter speaks only as of the date hereof.  We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours, /s/ Shearman & Sterling LLP

SCHEDULE A
Subsidiary Guarantors

Ansco & Associates, LLC
Apex Digital, LLC
Broadband Express, LLC
Broadband Installation Services, LLC
C-2 Utility Contractors, LLC
Cable Connectors, LLC
CableCom, LLC
CableCom of California, Inc.
Can-Am Communications, Inc.
Cavo Broadband Communications, LLC
CertusView Leasing, LLC
Communication Services, LLC
Communications Construction Group, LLC
Dycom Capital Management, Inc.
Dycom Corporate Identity, Inc.
Dycom Identity, LLC
Ervin Cable Construction, LLC
Globe Communications, LLC
Installation Technicians, LLC
Ivy H. Smith Company, LLC
Lambert’s Cable Splicing Company, LLC
Locating, Inc.
Midtown Express, LLC
NeoCom Solutions, Inc.
NeoCom Solutions Holdings, LLC
Nichols Construction, LLC
Niels Fugal Sons Company, LLC
Niels Fugal Sons Company of California, Inc.
OSP Services, LLC
Point to Point Communications, Inc.
Precision Valley Communications of Vermont, LLC
Prince Telecom, LLC
Prince Telecom of California, Inc.
RJE Telecom, LLC
RJE Telecom of California, Inc.
Star Construction, LLC
Stevens Communications, LLC
S.T.S., LLC
TCS Communications, LLC
Tesinc, LLC
Tesinc of California, Inc.
Triple-D Communications, LLC
U G T I
Underground Specialties, LLC
UtiliQuest, LLC
White Mountain Cable Construction, LLC